Exhibit 99.1

MGC Diagnostics Corporation 350 Oak Grove Parkway Saint Paul, MN 55127 Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Reports
2013 Third Quarter Operating Results

SAINT PAUL, MN (August 29, 2013) — MGC Diagnostics Corporation (NASDAQ: MGCD), a global medical technology company, today reported financial results for the third quarter ended July 31, 2013.

Third Quarter Highlights:

•	Robust third quarter revenue of $7.9 million, a 15% increase over the fiscal 2012 third quarter. Sequential quarterly revenue growth of 4.8% from the fiscal 2013 second quarter;
•	Net income for the third quarter of $652,000, or $0.16 per diluted share, compared to a net loss of $133,000, or ($0.03) per diluted share in the 2012 third quarter. Represents the highest net income result since the fiscal 2007 first quarter;
•	Third quarter service revenue increased 29% on a year-over-year basis, while service gross margin improved to 70.8%, compared to 65.3% in the fiscal 2012 third quarter;
•	Third quarter gross margin improved 170 basis points to 55.4%, compared to 53.7% in last year’s third quarter;
•	The third quarter Attachment Rate of point-of-sale extended service contracts improved to 26%, compared to 3% in last year’s third quarter;
•	Third quarter 2013 recurring revenue (service and supplies revenues) totaled $3.0 million, or 38% of total third quarter revenue;
•	Strong balance sheet with $8.8 million in cash and cash equivalents, $13.6 million of working capital and no long-term debt;
•	At October 31, 2012, the Company had federal net operating loss carry forwards of approximately $14.5 million that may be used to offset a portion of the Company’s future tax liability;

Third quarter fiscal 2013 total revenues increased 15% to $7.9 million, compared to $6.9 million in the fiscal 2012 third quarter. Domestic 2013 third quarter sales increased 12% to $6.3 million, compared to $5.6 million in the 2012 third quarter, while international sales increased 29% to $1.6 million from $1.3 million in last year’s third quarter, due primarily to sales improvements in Canada and Latin America. Third quarter Group Purchasing Organization (“GPO”) sales increased 21% to $4.3 million, compared to $3.6 million in the prior year’s third quarter.

Third quarter equipment, supplies and accessories sales totaled $6.6 million, an increase of 12.5%, compared to $5.9 million during last year’s third quarter. Service revenues for the third quarter totaled $1.3 million, compared to $1.0 million during last year’s third quarter. The Attachment Rate, which reflects the percentage of Extended Service Contracts added at the point of sale to customer equipment purchases, was 25.7% for the fiscal 2013 third quarter, compared to 2.7% for the same period last year. Backlog at July 31, 2013 was $709,000, and has steadily improved over the past nine months from $541,000 at the end of the 2013 second quarter and $415,000 at the end of the 2012 fourth quarter.

Gross margin for the quarter was 55.4%, compared to 53.7% in the 2012 third quarter. Gross margin for equipment, supplies and accessories was 52.3% for the quarter, compared to 51.8% in the prior year’s quarter. Gross margin for services increased to 70.8% for the quarter, compared to 65.3% for the prior year’s quarter, primarily as a result of improved pricing and service mix.

Third quarter 2013 general and administrative expenses totaled $973,000, or 12.3% of revenue, compared to $913,000, or 13.2% of revenue in the comparable quarter last year. Sales and marketing expenses were $2.2 million, or 27.1% of revenue, compared to $2.1 million, or 30.9% of revenue in the 2012 third quarter. Research and development expenses were $591,000, or 7.5% of revenue, compared to $825,000, or 12.0% of revenue in last year’s third quarter. This decrease is due primarily to expense reductions attributed to management level personnel changes and the conversion of consultant services to full-time, internal personnel. Year to date, the Company has invested approximately $1.3 million in new research and product development initiatives. During the quarter, the Company capitalized $153,000 of software development expenses, compared to $216,000 for the same quarter last year. Even though research and development expenses have decreased, the Company continues to invest in new product development to ensure that its future product pipeline remains robust.

Third quarter operating income improved to $669,000, compared to an operating loss of $276,000 in the 2012 third quarter. For the 2013 third quarter, the Company reported net income of $652,000, or $0.16 per diluted share, versus a net loss of $133,000, or ($0.03) per diluted share, in the 2012 third quarter.

Gregg O. Lehman, Ph D., president and chief executive officer of MGC Diagnostics, said, “I am pleased to report that we generated solid double-digit revenue growth and achieved the highest quarterly profit since the first quarter of fiscal 2007. We grew across most revenue categories and geographies, with domestic and international revenue increasing 12% and 29%, respectively. Equipment, supplies and accessories revenue increased 12% and service revenue increased 29%. Gross margins improved for all revenue sources and operating expenses as a percent of revenue fell to 46.9% compared to 57.8% for last year’s third quarter. These results are in line with our internal expectations and we look forward to continued improvements during the quarters ahead.”

“Our initiative to obtain new sales from accounts held by our competition gained additional traction during the third quarter,” continued Dr. Lehman. “For the first nine months of the fiscal year, we have converted 71 accounts that previously used equipment provided by our competitors, representing approximately $3.9 million of revenue. We are pleased with this result because a large part of our growth strategy was to gain market share.”

“We were also happy with the Attachment Rate of new extended service contracts during the quarter. These contracts, which have terms ranging from one to five years, will result in higher service revenue in future periods once the initial twelve month warranty expires.”

“We have been successful in increasing our cash flow. For the nine months, net cash provided by operating activities was $1.3 million, compared to $222,000 for the first nine months of fiscal 2012. Our cash position remains strong, even after payment of the special, one-time dividend in the 2013 second quarter. We are pleased with the financial results of the first nine months, and we expect to complete the year on a strong note,” concluded Dr. Lehman.

Discontinued Operations

On August 28, 2012, the Company completed the sale of the assets of its New Leaf business to Life Time Fitness, Inc. for $1.235 million. As a result, the Company has reclassified its results for prior periods to eliminate from its statement of comprehensive income (loss) all fiscal 2012 revenues and expenses associated with its New Leaf business and presented the income from New Leaf activities as “discontinued operations.”

Net Operating Loss Carry Forward

At October 31, 2012, the Company had federal net operating loss carry forwards of approximately $14.5 million, not subject to IRC annual limitations on use. These loss carry forwards will expire in years 2018 through 2032.

Conference Call

The Company has scheduled a conference call for Thursday, August 29, 2013 at 4:30 p.m. ET to discuss its financial results for the third quarter of fiscal year 2013.

Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or listen via a live Internet webcast on the Company’s website at www.mgcdiagnostics.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code10032923, through September 5, 2013. A webcast replay of the conference call will be accessible on the Company’s website at www.mgcdiagnostics.com for 90 days.

About MGC Diagnostics

MGC Diagnostics Corporation (NASDAQ: MGCD), (formerly Angeion Corporation), is a global medical technology company dedicated to cardiorespiratory health solutions. The Company, through its subsidiary Medical Graphics Corporation, develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and in the United States through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward−looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC, that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors¸ see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” in the Company’s Form 10-K for the year ended October 31, 2012, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contact:	Wesley W. Winnekins MGC Diagnostics Corporation Chief Financial Officer (651) 484-4874	Joe Dorame, Robert Blum, Joe Diaz Lytham Partners, LLC (602) 889-9700 mgcd@lythampartners.com

(Financial Tables to Follow)

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets

July 31, 2013 and October 31, 2012

(In thousands, except share and per share data)

	July 31, 2013	October 31, 2012
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$8,831	$9,665
Accounts receivable, net of allowance for doubtful
accounts of $102 and $98, respectively	6,723	5,710
Inventories, net of obsolescence reserve of $310 and
$373, respectively	3,896	3,850
Prepaid expenses and other current assets	626	568
Total current assets	20,076	19,793
Property and equipment, net of accumulated
depreciation of $4,047 and $3,876, respectively	832	578
Intangible assets, net	2,071	1,492
Other non-current assets	—	85
Total Assets	$22,979	$21,948
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$1,510	$2,094
Employee compensation	1,517	1,749
Deferred income	2,696	1,927
Warranty reserve	146	91
Other current liabilities and accrued expenses	575	442
Total current liabilities	6,444	6,303
Long-term liabilities:
Long-term deferred income and other	2,266	895
Total Liabilities	8,710	7,198
Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.10 par value, authorized 25,000,000
shares, 4,111,794 and 3,986,350 shares issued and
4,037,300 and 3,885,279 shares outstanding in 2013
and 2012, respectively	403	388
Undesignated shares, authorized 5,000,000 shares,
no shares issued and outstanding	—	—
Additional paid-in capital	21,885	21,046
Accumulated deficit	(8,019)	(6,684)
Total Shareholders’ Equity	14,269	14,750
Total Liabilities and Shareholders’ Equity	$22,979	$21,948

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARY

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited in thousands, except per share data)

	Three Months ended July 31,		Nine Months ended July 31,
	2013	2012	2013	2012
Revenues
Equipment, supplies and accessories revenues	$6,611	$5,876	$18,777	$15,738
Service revenues	1,317	1,019	3,722	3,188
	7,928	6,895	22,499	18,926
Cost of revenues
Cost of equipment, supplies and accessories revenues	3,154	2,835	8,985	7,564
Cost of service revenues	384	354	1,092	1,086
	3,538	3,189	10,077	8,650
Gross margin	4,390	3,706	12,422	10,276
Operating expenses:
Selling and marketing	2,152	2,132	6,372	5,558
General and administrative	973	913	3,605	2,988
Research and development	591	825	1,878	2,455
Amortization of intangibles	5	112	16	329
	3,721	3,982	11,871	11,330
Operating income (loss)	669	(276)	551	(1,054)
Interest income	—	3	1	7
Income (loss) from continuing operations before taxes	669	(273)	552	(1,047)
Provision for taxes	17	7	31	21
Income (loss) from continuing operations	652	(280)	521	(1,068)
Income from discontinued operations	—	147	—	277
Net income (loss)	652	(133)	521	(791)
Other comprehensive loss; net of tax
Unrealized loss on securities	—	—	—	(2)
Comprehensive income (loss)	$652	$(133)	$521	$(793)

Income (loss) per share:
Basic
From continuing operations	$0.16	$(0.07)	$0.13	$(0.28)
From discontinued operations	—	0.04	—	0.07
Total	$0.16	$(0.03)	$0.13	$(0.21)
Diluted
From continuing operations	$0.16	$(0.07)	$0.13	$(0.28)
From discontinued operations	—	0.04	—	0.07
Total	$0.16	$(0.03)	$0.13	$(0.21)
Weighted average common shares outstanding:
Basic	4,015	3,847	3,945	3,808
Diluted	4,083	3,847	4,009	3,808
Dividends declared per share	$—	$—	$0.45	$—

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Nine Months Ended July 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$521	$(791)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation	177	182
Amortization	86	329
Stock-based compensation	332	269
Increase (decrease) in allowance for doubtful accounts	3	(51)
(Decrease) increase in inventory obsolescence reserve	(63)	70
(Gain) loss on disposal of equipment	(3)	1
Changes in operating assets and liabilities:
Accounts receivable	(1,016)	1,289
Inventories	17	(432)
Prepaid expenses and other current assets	27	(315)
Accounts payable	(584)	(435)
Employee compensation	(232)	(114)
Deferred income	1,950	32
Warranty reserve	55	(47)
Other current liabilities and accrued expenses	22	235
Net cash provided by operating activities	1,292	222

Cash flows from investing activities:
Sales of investments	—	721
Purchases of property and equipment and intangible assets	(883)	(730)
Net cash used in investing activities	(883)	(9)

Cash flows from financing activities:
Dividends paid	(1,805)	—
Proceeds from issuance of common stock under employee stock
purchase plan	129	50
Proceeds from the exercise of stock options	485	97
Repurchase of common stock	—	(66)
Repurchase of common stock upon vesting of restricted stock awards	(52)	(46)
Net cash (used in) provided by financing activities	(1,243)	35

Net (decrease) increase in cash and cash equivalents	(834)	248
Cash and cash equivalents at beginning of period	9,665	8,461
Cash and cash equivalents at end of period	$8,831	$8,709

Cash paid for taxes	$30	$22
Supplemental non-cash items:
Current and non-current liabilities issued for leasehold improvements	210	—
Common stock issued for long-term liability	—	42
Accrued dividends	51	—

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